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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Soliciting Material Pursuant to §240.14a-12
MENTOR GRAPHICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

    You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Mentor Graphics Corporation to be held in Wilsonville, Oregon, on Thursday, May 10, 2001. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

    YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

    The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your continued interest in Mentor Graphics Corporation.

                      Sincerely,

                      Walden C. Rhines
                       Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 10, 2001

To the Shareholders of Mentor Graphics Corporation:

    The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Thursday, May 10, 2001 at 5:00 p.m., Pacific Time, at the Company's offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To elect directors to serve for the ensuing year and until their successors are elected.

  2.
  To amend the Company's 1987 Non-Employee Directors' Stock Option Plan to increase the number of shares covered by automatic annual option grants and to make certain other changes.

  3.
  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

    The above items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on March 5, 2001 are entitled to notice of and to vote at the Annual Meeting.

                      Sincerely,

                      Dean Freed
                      Vice President, General Counsel
                      and Secretary

Wilsonville, Oregon
April 2, 2001

    THE COMPANY CORDIALLY INVITES ALL SHAREHOLDERS TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Mailed to Shareholders on
or about April 2, 2001

MENTOR GRAPHICS CORPORATION
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

PROXY STATEMENT

    Mentor Graphics Corporation (Mentor Graphics or Company) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Thursday, May 10, 2001 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

    Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $7,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mails, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

    The mailing address of the Company's principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

    Upon written request to the Corporate Secretary, the Company will provide without charge a copy of the Company's Annual Report/Form 10-K to any person whose proxy is solicited by this Proxy Statement.

Procedural Matters

    Shareholders of record at the close of business on March 5, 2001 are entitled to notice of and to vote at the meeting. At the record date, 65,242,808 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see "Information Regarding Beneficial Ownership of Principal Shareholders and Management."

    Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

ELECTION OF DIRECTORS
(Proposal No. 1)

    The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Under Oregon law, if a quorum is present at the meeting, the seven nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the seven nominees named below, who are all currently directors of the Company. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the present Board of Directors to fill the vacancy.

    The nominees for director are listed below together with certain information about each of them.

			Shares of Common Stock Beneficially Owned as of March 5, 2001
Name, Principal Occupation and Directorships	Age	Director Since	Number of Shares	Percent of Total
Walden C. Rhines	54	1993	1,425,966 (1)	2.2%

Chairman of the Board and Chief Executive Officer of the Company since 2000; President and Chief Executive Officer of the Company from 1993 to 2000; director of Triquint Semiconductor, Inc. and Cirrus Logic, Inc. (both are manufacturers of semiconductors).
Marsha B. Congdon	54	1991	85,336 (2)	*
Private investor since 1997; Vice President, Policy and Strategy, of US West Inc. (a provider of communications services) from 1995 to 1997.
James R. Fiebiger	59	1994	79,918 (3)	*

Chairman of the Board and Chief Executive Officer of Lovoltech Inc. (a semiconductor company) since 1999; Vice Chairman and Managing Director of Technology Licensing of Gatefield Corporation (a semiconductor company) from 1998 to 2000; President and Chief Executive Officer of Gatefield Corporation from 1996 to 1998; Chairman of the Board and Managing Director of Thunderbird Technologies, Inc. (a technology licensing company) from 1992 to 1997; Chairman of the Board of Directors of Thunderbird Technologies, Inc.; director of QLogic Corporation (a developer of semiconductor and board-level products) and Actel Corporation (a developer of field programmable gate arrays).
Gregory K. Hinckley	54	2000	480,125 (4)	*

President of the Company since 2000; Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000; Senior Vice President and Vice President of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997; director of Amkor Technology (a provider of semiconductor packaging and test services).

David A. Hodges	63	1995	20,236 (5)	*

Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley (UC Berkeley) since 1970; Dean of College of Engineering at UC Berkeley from 1990-1996; director of Silicon Image, Inc. (a semiconductor company).
Kevin C. McDonough	51	1999	7,900 (6)	*

President and Chief Executive Officer of ChipData, Inc. (an internet service company) since 1999; Vice President and General Manager of National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999; Senior Vice President of Engineering of Cyrix Corporation (a manufacturer of microprocessors) from 1989 to 1997.
Fontaine K. Richardson	59	1983	44,000 (7)	*

Private investor since 2000; General Partner of Eastech III and Vice President of Eastech Management Company (affiliated private venture capital firms) from 1983 to 2000; director of ePresence, Inc. (an Internet services provider).

*Less than 1%

(1)
Includes 1,322,596 shares subject to options exercisable within 60 days of March 5, 2001.

(2)
Includes 82,083 shares subject to options exercisable within 60 days of March 5, 2001.

(3)
Includes 59,918 shares subject to options exercisable within 60 days of March 5, 2001.

(4)
Includes 425,722 shares subject to options exercisable within 60 days of March 5, 2001.

(5)
Includes 15,836 shares subject to options exercisable within 60 days of March 5, 2001.

(6)
Includes 6,000 shares subject to options exercisable within 60 days of March 5, 2001.

(7)
Includes 34,000 shares subject to options exercisable within 60 days of March 5, 2001.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Meetings and Committees

    The Board of Directors of Mentor Graphics met five times during 2000. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee of the Board of Directors, which consists of Directors Congdon, Fiebiger, Hodges and McDonough, met four times during 2000. This committee meets from time to time with management and the Company's independent auditors to consider financial and accounting matters. The Compensation Committee of the Board of Directors, which consists of Directors Congdon, Fiebiger and Richardson, met seven times during the year. This committee recommends compensation and fringe benefits for existing and future employees and administers the Company's stock option and purchase plans. The Nominating Committee, which consists of Directors Congdon, Fiebiger, Hodges, McDonough and Richardson, met two times during 2000. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating Committee also considers shareholder nominations made in writing to the Corporate Secretary.

    No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 2000.

Compensation of Directors

    Directors who are not employees of the Company are paid an annual fee of $25,000 and are reimbursed for expenses incurred in attending Board and Board committee meetings.

  1987 Non-Employee Directors' Stock Option Plan

    The Company's 1987 Non-Employee Directors' Stock Option Plan is described below under "APPROVAL OF AMENDMENTS TO 1987 PLAN."

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table shows beneficial ownership of the Company's Common Stock as of March 5, 2001 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of March 5, 2001 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent
Private Capital Management, Inc. 3003 Tamiami Trail North Naples, FL 33940	5,726,737	(2)	8.8%
FMR Corp. 82 Devonshire Street Boston, MA 02109	5,463,570	(3)	8.5%
Name of Executive Officer	Amount and Nature of Beneficial Ownership		Percent
Walden C. Rhines	1,425,966	(4)	2.2%
Gregory K. Hinckley	480,125	(5)	*
L. Don Maulsby	26,188	(6)	*
Anne M. Sanquini	15,000	(7)	*
Dean Freed	104,897	(8)	*
All directors and executive officers as a group (15 persons)	2,514,227	(9)	3.9%

*Less than 1%

(1)
Except as otherwise noted, the persons listed in the table have sole voting and dispositive power with respect to the common stock owned by them.
(2)
Information provided as of December 31, 2000 in a Schedule 13G filed by the shareholder. Includes shares beneficially owned by Bruce S. Sherman, Chairman of the shareholder.
(3)
Information provided as of December 31, 2000 in a Schedule 13G filed by the shareholder.
(4)
Includes 1,322,596 shares subject to options exercisable within 60 days of March 5, 2001.
(5)
Includes 425,722 shares subject to options exercisable within 60 days of March 5, 2001.
(6)
Includes 22,000 shares subject to options exercisable within 60 days of March 5, 2001.
(7)
Includes 5,000 shares subject to options exercisable within 60 days of March 5, 2001.
(8)
Includes 92,797 shares subject to options exercisable within 60 days of March 5, 2001.
(9)
Includes 2,251,434 shares subject to options exercisable within 60 days of March 5, 2001.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

    The following table shows compensation paid by the Company for the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 2000 (Named Executive Officers).

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options/SARs(#)	All Other Compensation($)(1)

Walden C. Rhines Chairman of the Board and Chief Executive Officer	2000 1999 1998	504,700 480,000 443,750	1,734,800 661,323 394,494	260,000 240,000 180,000	5,100 4,800 4,800
Gregory K. Hinckley President	2000 1999 1998	381,100 362,750 333,250	1,141,100 428,382 253,937	202,500 132,500 180,000	5,100 4,800 4,800
L. Don Maulsby, Senior Vice President, World Trade(2)	2000 1999 1998	252,500 55,929 —	559,300 40,945 —	35,000 100,000 —	5,100 0 —
Anne M. Sanquini Vice President and General Manager, HDL Design Division(3)	2000 1999 1998	247,839 237,215 132,417	194,600 128,197 84,085	31,250 35,000 75,000	5,100 4,800 175,902	(4)
Dean Freed Vice President, General Counsel and Secretary	2000 1999 1998	179,572 170,516 162,663	326,200 137,597 84,698	30,000 23,625 15,000	5,100 4,800 4,800

(1)
Except as further noted, amounts shown are Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company's U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee.
(2)
Mr. Maulsby became an executive officer of the Company in November 1999.
(3)
Ms. Sanquini became an executive officer of the Company in June 1998.
(4)
Amount shown is a one-time hiring and relocation bonus of $175,902.

Option Grants in Last Fiscal Year

    The following table provides information on option grants for the last fiscal year to the Named Executive Officers.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
			% of Total Options Granted to Employees in Fiscal Year
	# of Securities Underlying Options Granted(2)
				Exercise or Base Price ($/Share)
		Vesting Reference Date			Expiration Date
Name						5%($)	10%($)
Walden C. Rhines	260,000	10/13/00	5.75	17.8125	10/13/10	2,912,568	7,381,020
Gregory K. Hinckley	202,500	10/13/00	4.48	17.8125	10/13/10	2,268,443	5,748,679
L. Don Maulsby	35,000	10/13/00	.77	17.8125	10/13/10	392,076	993,599
Anne M. Sanquini	31,250	10/13/00	.69	17.8125	10/13/10	350,068	887,142
Dean Freed	30,000	10/13/00	.66	17.8125	10/13/10	336,066	851,656

(1)
The 5% and 10% assumed rates of appreciation are required by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.
(2)
Each option is fully exercisable four years after the Vesting Reference Date with 25% becoming exercisable on the first anniversary of that date and 1/48th of the shares becoming exercisable at the end of each one-month period after the Vesting Reference Date. All options become fully exercisable upon a "change in control" of the Company as defined in the 1982 Stock Option Plan. Unless otherwise determined by the Compensation Committee before the occurrence of the event, a "change in control" generally includes the following events: the acquisition by any person of 20% or more of the Company's Common Stock, the nomination (and subsequent election) of a majority of the Company's directors by persons other than the incumbent directors and the approval by the Company's shareholders of a merger, share exchange, sale of substantially all of the Company's assets or plan of liquidation. All options are transferable by gift to certain family members or related entities.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    The following table provides information on option exercises for the last fiscal year by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 2000.

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)
	Shares Acquired on Exercise(#)
		Value Realized($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Walden C. Rhines	12,403	227,905	1,105,095	712,502	19,181,684	10,528,633
Gregory K. Hinckley	12,403	200,774	298,222	454,375	5,168,208	6,265,859
L. Don Maulsby	3,000	46,031	22,000	110,000	425,561	1,787,653
Anne M. Sanquini	0	0	46,250	95,000	894,688	1,489,531
Dean Freed	1,000	19,813	76,206	69,769	1,454,319	1,005,181

Executive Severance Agreements

    The Board of Directors has approved the Company's entry into severance agreements with certain employees of the Company, including certain current executive officers. These agreements generally provide for the payment, upon the termination of the employee's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within in some cases one year, and in other cases two years, following a change of control of the Company, of an amount equal to either 1.5 or two times the sum of the employee's annual salary and target bonus, and also provide for accelerated vesting of all options and either eighteen-month or two-year continuation of various employee benefits including life, disability and health insurance benefits and relocation and outplacement benefits. Payments to the employee are capped as necessary to prevent any portion of the payments from being subject to the excise tax on "parachute payments" but only if the effect would be to increase the employee's after-tax net benefit.

CERTAIN TRANSACTIONS

    During 2000, the Company had an outstanding, short-term bridge loan to Henry Potts, an executive officer of the Company, in the amount of $150,000 at no interest for the purpose of acquiring a residence in connection with an employment-related relocation. The loan has been repaid in full. The Company also had an outstanding loan to Ken Bado, a former executive officer of the Company, in the amount of $112,047 at 4% interest for the purchase of real estate. This loan was repaid in full.

REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

    The philosophy of the Company's executive compensation plan is to:

  (a)
  attract highly talented executives;

  (b)
  motivate executives to high levels of performance;

  (c)
  retain needed executive resources; and

  (d)
  recognize the differing impact that various executives have on the achievement of corporate goals.

    To achieve these objectives, the Company pays executive officers on a total compensation approach that includes base salary, "at risk" compensation that is dependent on corporate performance, and stock options. The Compensation Committee of the Board of Directors, which is entirely comprised of non-employee directors, reviews and approves the compensation to be paid to executive officers.

    Compensation of executive officers consists of the following components:

    Base Salary:  Salaries for executive officers are reviewed on an annual basis. In reviewing executive salaries, data from a third party high-technology industry survey are considered. In using the third party survey, the Company compares itself to other high-technology companies with annual revenues of approximately $500 million, and generally establishes salaries in the third quartile (50th to 75th percentile) for the group. This group of comparable companies differs from the companies in the Media General index used for the performance graph that follows this report, which consists of companies in the computer software and services businesses without regard to annual revenue. The salary survey group may include those companies in the Media General index with annual revenues of approximately $500 million, while it does not include companies in the Media General index with revenues above or below $500 million. The Company believes that the salary survey group is an appropriate peer group for compensation purposes.

    Variable Compensation:  The Compensation Committee annually establishes a Variable Incentive Plan to provide for the payment of a portion of compensation to executive officers and other employees based on corporate performance. Under the Variable Incentive Plan, each year the Compensation Committee approves a target variable compensation amount for each executive officer to be paid based on achievement of the target operating income from the annual business plan approved by the Board of Directors (Annual Plan). For this purpose, the Company's reported operating income may be adjusted by the Compensation Committee to exclude unusual items such as acquisition-related expenses, one-time charges and reversals. The potential variable compensation increases or decreases based on the achievement of higher or lower operating income. For 2000, target variable compensation for executive officers ranged from 30 percent to 80 percent of base salary, with 100 percent of the target payable upon attainment of the target operating income from the Annual Plan and no variable compensation payable unless 85% of the target operating income from the Annual Plan was achieved. In 2000 the Company's operating income, after adjustments approved by the Compensation Committee, substantially exceeded the target operating income and variable compensation was paid out to executive officers under the Variable Incentive Plan.

    In addition, certain executives with business unit profit and loss responsibility receive variable pay based on revenue performance of their divisions.

    Stock Options:  The Company believes that stock options granted to key employees, including executive officers, provide such persons with significant compensation based on overall Company performance as reflected in the stock price, create a valuable retention device through standard four-year vesting schedules and help align employees' and shareholders' interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees including executive officers. All executive officers received stock option grants as part of the 2000 annual option grant program for key employees. The 2000 annual option program for all employees involved a total pool of approximately 3,200,000 shares. During 2000, individual award levels were determined primarily by a matrix that allocated the available shares based on position within the Company, with some discretionary adjustments based on subjective performance factors. Third party survey data was considered in establishing the upper levels of the matrix with the Company seeking to grant options in the middle range of comparable companies.

    Deductibility of Compensation:  Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. In the past, the levels of salary and bonus paid by the Company generally have not exceeded this limit. In 2000, due to a high level of achievement of objectives under the Variable Incentive Plan, the salary and bonus of both Dr. Rhines and Mr. Hinckley substantially exceeded $1,000,000. The Company is considering policies and strategies regarding full deductibility of bonus compensation in the future. Upon the exercise of nonqualified stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an executive officer in any year to cause the officer's total compensation to exceed $1,000,000. Certain options granted by the Company to executive officers in 2000 were Incentive Stock Options. The Company receives no tax deduction for the option spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company's current policy generally to grant options that meet those requirements.

    Compensation of Chief Executive Officer:  Dr. Rhines' base salary was increased from $480,000 to $510,000 in April 2000. This salary level is in the third quartile of CEO salaries among comparable companies from the third party survey used by the Company. Dr. Rhines received a Variable Incentive Plan bonus of $1,734,800 for 2000. Dr. Rhines was granted options to purchase 260,000 shares of Company stock in October 2000, which was in the middle range of CEO option grants for comparable companies.

COMPENSATION COMMITTEE

Fontaine K. Richardson
Marsha B. Congdon
James B. Fiebiger

PERFORMANCE GRAPH

    Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return
Among Mentor Graphics Corporation, S&P 500 Index
and Media General Computer Software and Services Group Index(1)

ASSUMES $100 INVESTED ON DEC. 31, 1995
ASSUMES DIVIDEND REINVESTED

Measurement Period (Fiscal Year Covered)	Mentor Graphics	S & P 500 Index	Media General Index
Measurement Point: 12/29/95	$100.00	$100.00	$100.00
Fiscal Year Ending:
12/31/96	$53.42	$122.96	$125.49
12/31/97	$53.08	$163.98	$151.41
12/31/98	$46.58	$210.84	$225.96
12/31/99	$72.26	$255.22	$387.78
12/31/00	$150.35	$231.98	$232.98

(1)
This is an industry group index published by Media General Financial Services.

APPROVAL OF AMENDMENTS TO 1987 PLAN
(Proposal No. 2)

    Mentor Graphics' 1987 Non-Employee Directors' Stock Option Plan (1987 Plan) was adopted by the Board of Directors and the shareholders in 1987. The Board of Directors believes that the 1987 Plan has promoted the interests of the Company and its shareholders in enabling the Company to recruit and retain qualified non-employee directors. The Board of Directors believes that the Company should maintain a competitive level of benefits for non-employee directors. Accordingly, in March 2001, the Board of Directors adopted amendments to the 1987 Plan, subject to shareholder approval, (a) to increase the annual option grant amount to each non-employee director from 10,000 shares to 12,000 shares, and (b) to require shareholder approval in the future only of plan amendments that would increase the number of shares available for option grants under the plan.

Description of the 1987 Plan

    A copy of the 1987 Plan, marked to indicate the proposed amendments, is attached to this Proxy Statement as Exhibit A. An aggregate of 1,100,000 shares of Common Stock is currently reserved for issuance under the plan. The essential features of the 1987 Plan are outlined below.

Eligibility

    Any director who is not an employee of the Company and has not, within two years, been an employee of the Company (Non-Employee Director) is eligible to receive options under the 1987 Plan.

Annual Option Grants

    As proposed to be amended, on the date of each Annual Meeting of Shareholders, each Non-Employee Director elected will be automatically granted an option to purchase 12,000 shares of Common Stock. The 1987 Plan previously provided for an automatic grant of 10,000 shares to each Non-Employee Director elected to the Board. Any Non-Employee Director elected at the meeting who has not served as a director continuously since the prior Annual Meeting receives a proportionately reduced grant. On the date of the 2000 Annual Meeting, Directors Congdon, Fiebiger, Hodges and Richardson were automatically granted an option for 10,000 shares each at an exercise price of $14.75. Director McDonough received an option grant of 5,041 shares, at an exercise price of $14.75, reflecting the fact that he was a director for only part of the year preceding the 2000 Annual Meeting. If re-elected, Directors Congdon, Fiebiger, Hodges, McDonough and Richardson will each be automatically granted an option for 12,000 shares.

New Director Options

    The 1987 Plan provides for the automatic grant of an option for 30,000 shares of Common Stock to any new Non-Employee Director at the time of initial election to the Board. None of the current directors are eligible to receive these options.

Option Terms

    Options under the 1987 Plan are granted at an exercise price equal to the fair market value of the Common Stock on the grant date. On March 5, 2001, the closing price of Common Stock on the NASDAQ National Market was $24.00 per share. No monetary consideration is paid to the Company upon the granting of options. All options have a ten year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant.

    Options may be exercised only while the optionee is a director of the Company, within 30 days after the date the optionee terminates as a director, or within one year after the death or disability of the optionee. Except as otherwise determined by the Committee, options are not transferable except upon the death of the optionee. The Committee has authorized the transfer of options to family members of optionees.

    At the date of exercise, the optionee may pay the full option price in cash or in shares of Common Stock previously acquired by the optionee valued at fair market value. The use of previously acquired shares to pay the option price enables the optionee to avoid the need to fund the entire purchase with cash. Upon exercise of an option, the number of shares subject to the option and the number of shares available under the 1987 Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Duration

    The 1987 Plan will remain in effect indefinitely until options have been granted and exercised with respect to all reserved shares.

Administration

    The 1987 Plan is administered by the Compensation Committee. The Compensation Committee is responsible for the general administration and interpretation of the 1987 Plan. No member of the committee may participate in any decision relating exclusively to an option granted to that member.

Tax Consequences

    Options under the 1987 Plan will be treated as "nonqualified stock options" (NQSOs) for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NQSO until the option is exercised. At the time of exercise of an NQSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price (Option Spread Amount). Upon sale of shares acquired upon exercise of an NQSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

Vote Required

    The affirmative vote of the holders of at least a majority of the Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter is required for adoption of Proposal No. 2. Abstentions will therefor have the same effect as "no" votes in determining whether the proposal is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on Proposal No. 2. All valid proxies will be voted FOR Proposal No. 2 unless a contrary choice is indicated.

    THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 2. MANAGEMENT AND THE BOARD RECOMMENDS ITS APPROVAL BY THE SHAREHOLDERS.

REPORT OF THE BOARD OF DIRECTORS' AUDIT COMMITTEE

    The Audit Committee of the Board of Directors provides assistance and reports to the Board as a function of the Board's oversight of the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor. The Audit Committee is comprised of four directors, all of whom meet the independence requirements under current Nasdaq Stock Market corporate governance standards. The Audit Committee's activities are governed by a written charter adopted by the Board, a copy of which is attached to this Proxy Statement as Exhibit B.

    In discharging its responsibilities, the Audit Committee met with management and the Company's independent auditors, KPMG LLP, to review the Company's audited financial statements. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61. The Audit Committee received a formal written statement from the independent auditors relating to independence consistent with Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact the auditors' objectivity and independence.

    Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

AUDIT COMMITTEE

Marsha B. Congdon, Chair
James R. Fiebiger
David A. Hodges
Kevin C. McDonough

INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG LLP as the Company's independent auditors for 2001. KPMG LLP has examined the financial statements of the Company and its subsidiaries each year since the inception of the Company in 1981. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    The aggregate fees billed by KPMG LLP for the audit of the Company's 2000 annual financial statements and for other professional services rendered in 2000 were:

Audit Fees (including quarter reviews and statutory audits of foreign subsidiaries)	$740,000
Financial Information Systems Design and Implementation Fees	0
All Other Fees	172,000
Total	$912,000

    The Audit Committee of the Board of Directors has considered whether the provision of non-audit services for which fees were billed as covered in the above table is compatible with maintaining the independence of KPMG LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in 2000, except that Director McDonough filed a late report with respect to one transaction in which he acquired shares of the Company in 2000.

DISCRETIONARY AUTHORITY

    While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

    The Company's bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2002 Annual Meeting of Shareholders, the shareholder's notice must be received at the Company's principal executive office no later than February 9, 2002. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company's proxy statement for the 2002 Annual Meeting of Shareholders must be received at the Company's principal executive office no later than December 3, 2001.

                      By Order of the Board of Directors

                      Dean Freed
                      Vice President, General Counsel
                      and Secretary

April 2, 2001

EXHIBIT A

MENTOR GRAPHICS CORPORATION
1987 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN*

Mentor Graphics recognizes that its continuing success depends upon the initiative, ability and significant contributions of non-employee directors. Mentor Graphics believes that by affording its non-employee directors the opportunity to purchase shares of Mentor Graphics it will enhance its ability to attract and retain non-employee directors and will provide an incentive for them to exert their best efforts on its behalf.

    The Plan is as follows:

1.
Shares Subject to Option.

    1.1 Options granted under this Plan shall be for authorized but unissued or reacquired Common Stock of Mentor Graphics.

    1.2 Options may be granted under sections 5 and 6 of the Plan for a total of not more than 1,100,000 shares of Common Stock, subject to adjustment under section 11. Shares subject to options that are terminated or expire without being exercised, other than options that are surrendered upon exercise of a related stock appreciation right, shall be added to the shares remaining for future options.

2.
Effective Date; Duration.

    This Plan shall be effective May 21, 1987 and continue until options covering all of the available shares have been granted and exercised unless sooner terminated by the Board of Directors of Mentor Graphics (Board). Expiration or termination of the Plan shall not affect outstanding options or stock appreciation rights.

3.
Eligibility; Non-Employee Directors.

    Options may be granted under this Plan only to persons who are or have been elected as Non-Employee Directors of Mentor Graphics. A "Non-Employee Director" is a director who is not otherwise an employee of Mentor Graphics or any of its subsidiaries and has not been an employee of Mentor Graphics or any of its subsidiaries within 2 years of any date as of which a determination of eligibility is made.

4.
Administration.

    4.1 The Plan shall be administered in accordance with the express provisions of the Plan by a compensation committee appointed by the Board (Committee). The Committee may delegate any of its administrative duties to one or more agents and may retain advisors to assist it.

    4.2 The Committee shall have general responsibility to interpret and administer the Plan and shall have authority to adopt rules and to make other determinations not inconsistent with the Plan deemed necessary for the administration of the Plan. Any decision of the Committee shall be final and bind all parties. Notwithstanding the foregoing, the Committee's exclusive power to make final and binding interpretations of the Plan shall immediately terminate upon the occurrence of a Change in Control (as defined in section 8.2).

    4.3 No Committee member shall participate in the decision of any question relating exclusively to an option granted to that member.

*Bold matter is new; matter in [brackets and italics] is proposed to be deleted.

5.
Non-Discretionary Annual Option Grants.

    On the date of each annual meeting of shareholders of Mentor Graphics beginning with the annual meeting held in 1987 (Grant Dates), each Non-Employee Director elected at the annual meeting who served as a director continuously since the prior annual meeting shall be automatically granted an option to purchase 12,000 [10,000] shares of Common Stock of Mentor Graphics. Any incumbent Non-Employee Director elected at an annual meeting who did not serve as a director for the full period since the prior annual meeting shall instead be automatically granted an option for a pro rata portion of 12,000 [10,000] shares based on the number of full or partial months during the period that the director did serve. If the number of shares available for grant is insufficient to make all automatic grants required on any Grant Date, the number of shares for which options are granted to each Non-Employee Director shall be proportionately reduced.

6.
Non-Discretionary Option Grants for New Directors.

    An option to purchase 30,000 shares of Common Stock shall be automatically granted to any person who (i) is elected a director of Mentor Graphics, (ii) has not previously served as a director of Mentor Graphics, and (iii) at the time of the initial election, qualifies as a Non-Employee Director under section 3. The automatic grant of an option under this section 6 shall occur on the date the new Non-Employee Director is first elected as a director (Grant Date).

7.
Terms of Options.

    Each option granted under this Plan shall have the following provisions:

    7.1 Price. The exercise price of the option shall be equal to the last price for the Common Stock reported on the Grant Date in the NASDAQ National Market System. If the Common Stock is no longer quoted in the NASDAQ National Market System, the exercise price shall be equal to the fair market value of the Common Stock determined in a reasonable manner specified by the Committee.

    7.2 Term. The term of the option shall be 10 years from the Grant Date.

    7.3 Time of Exercise; Option Year.

        7.3.1 Until it expires or is terminated and except as provided in section 7.3.2, the option may be exercised from time to time to purchase shares up to the following limits:

Years After Grant Date	Percent Exercisable
Less than 1	0
1 to 2	20%
2 to 3	40%
3 to 4	60%
4 to 5	80%
over 5	100%

        7.3.2 On death the exercise limit will be at least 50 percent.

        7.3.3 The table in section 7.3.1 is based on an Option Year. An Option Year is a 12-month period starting on the Grant Date or an anniversary of that date.

    7.4 Continuation as Director.

        7.4.1 If an optionee ceases to be a director for any reason, an Option Reference Date will be established. Any portion of the option that is not exercisable on the Option Reference Date will lapse. The Option Reference Date will be fixed as follows:

    (a)    If the termination is by death or disability, the first day of the next Option Year will be the Option Reference Date.

    (b)    In all other cases, the optionee's last day as a director will be the Option Reference Date.

        7.4.2 Any portion of the option that is exercisable on the Option Reference Date may be exercised up to the earlier of the last day of the term of the option or a date fixed as follows:

    (a)    If the termination is by death or disability, one year after the last day as a director.

    (b)    In all other cases, one month after the Option Reference Date.

    7.5 Payment of Exercise Price. At the time of exercise of an option, the full exercise price must be paid in cash or by delivery of Common Stock of Mentor Graphics valued at fair market value, which shall be the last sale price for the Common Stock reported on the NASDAQ National Market System on the trading day immediately preceding the date of exercise or such other price as would be determined by the method used under section 7.1.

    7.6 Nonassignability. Except as otherwise determined by the Committee, the option may not be assigned or transferred except on death, by will or operation of law. Except as otherwise determined by the Committee, the option may be exercised only by the optionee or by a successor or representative after death.

8.
Acceleration Upon Change in Control.

    8.1 Notwithstanding any limitation on exercisability contained in any option agreement or in the Plan, each outstanding option shall automatically become exercisable in full for the remainder of its term upon the occurrence of a Change in Control.

    8.2 "Change in Control" means the occurrence of any of the following events:

        8.2.1 the approval by the shareholders of Mentor Graphics of:

    (a)    any consolidation, merger or plan of share exchange involving Mentor Graphics (Merger) in which Mentor Graphics is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger involving Mentor Graphics in which the holders of Mentor Graphics' Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the Merger;

    (b)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Mentor Graphics; or

    (c)    the adoption of any plan or proposal for the liquidation or dissolution of Mentor Graphics;

        8.2.2  at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (Incumbent Directors) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or appointed by two-thirds of the Incumbent Directors then in office and voting (new directors nominated or appointed by two-thirds of the Incumbent Directors shall also be deemed to be Incumbent Directors); or

        8.2.3  any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (1934 Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Mentor Graphics ordinarily having the right to vote in the election of directors (Voting Securities) representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

9.
Limited Stock Appreciation Rights.

    9.1 Each option granted under the Plan shall include a related limited stock appreciation right. Effective as of December 14, 1988 and subject to shareholder approval of the amendment to the Plan adding this section 9, a limited stock appreciation right is automatically granted in tandem with each option outstanding under the Plan on December 14, 1988.

    9.2 Limited stock appreciation rights shall be exercisable only during the 60 calendar days immediately following a Change in Control and only if the immediate resale of shares acquired upon exercise of the related option would subject the optionee to liability under Section 16(b) of the 1934 Act, provided, however, that a limited stock appreciation right may not be exercised within six months of its date of grant. Upon exercise of a limited stock appreciation right, the option or portion thereof to which the right relates must be surrendered. The shares subject to an option or portion thereof that is surrendered upon exercise of a limited stock appreciation right shall not be available for future option grants under the Plan.

    9.3 Each limited stock appreciation right shall entitle the holder to receive from Mentor Graphics an amount equal to the excess of the fair market value at the time of exercise of one share of Mentor Graphics Common Stock over the option price per share under the related option, multiplied by the number of shares covered by the related option or portion of the related option.

    9.4 Payment upon exercise of a limited stock appreciation right by Mentor Graphics may be made only in cash.

    9.5 Limited stock appreciation rights may not be assigned or transferred except on death, by will or operation of law and may be exercised only by the holder or by a successor or representative after death.

10.
Option Agreement.

    Each option shall be evidenced by a stock option agreement which shall set forth the number of shares for which the option was granted, the provisions called for in section 7, 8 and 9 relating to the option, and such other terms and conditions consistent with the Plan as the Committee shall determine from time to time.

11.
Changes in Capital Structure.

    If any change is made in the outstanding Common Stock without Mentor Graphics receiving any consideration, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the Common Stock, corresponding changes shall be made in the number of shares remaining available for option under section 1, without any further approval of the shareholders. Fractional shares shall be disregarded. The adjustment shall be made by the Committee whose determination shall be conclusive. No corresponding changes shall be made to the number of shares for which automatic grants are made under sections 5 and 6; provided, however, that stock option agreements evidencing options may provide that the number of shares issuable under outstanding options and the exercise price of such options shall be appropriately adjusted in the event of changes in capital structure covered by this Section 11.

12.
Amendment or Termination of the Plan.

    12.1  The Board may amend or terminate this Plan at any time subject to section 12.2.

    12.2  Unless the amendment is approved by the shareholders, no amendment shall be made in the Plan that would [(a)] increase the total number of shares available for option grants under section 1. [or the number of shares for which automatic grants are made under section 5 or section 6, (b) increase the term for which options are granted, (c) change the formula for determining the exercise price of options to provide a lower exercise price, (d) modify the requirements for eligibility under the Plan, or (e) materially increase the benefits accruing under the Plan.]

EXHIBIT B

MENTOR GRAPHICS CORPORATION
AUDIT COMMITTEE CHARTER

Purpose

    The purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors (the "Board") of Mentor Graphics Corporation (the "Company") in fulfilling the Board's oversight of the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor.

    In the exercise of its oversight, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain under the oversight of management and the outside auditor. Nothing contained in this charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Oregon Business Corporation Act (the "OBCA"). Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the OBCA to rely, in discharging their oversight role, on the records of the Company and on other information presented to the Committee, Board or Company by its officers or employees or by outside experts such as the outside auditor. It is acknowledged that all of the areas of oversight listed below may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

Membership

    The Committee shall consist of three to five members of the Board as determined from time to time. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. The Committee shall satisfy the independence and experience requirements of The Nasdaq Stock Market, including any exceptions thereto.

Committee Organization and Procedures

    1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in her or his absence, a member designated by the Chair) shall preside at all meetings of the Committee.

    2. The Committee shall meet at least three times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

    3. The Committee may include in its meetings members of the Company's financial management, representatives of the outside auditor, any senior internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may also meet privately with management, as it deems appropriate.

Oversight

    Outside Auditor

    4. The outside auditor shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company's annual financial statements and related services. The Committee shall review the independence and performance of the outside auditor, annually recommend to the Board the appointment of the outside auditor, and approve the fees to be paid to the outside auditor.

    5. The Committee shall receive from the outside auditor, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall discuss with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor's independence.

    Annual Audit

    6. The Committee shall meet with the outside auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

    7. The Committee shall meet with the outside auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the outside auditor any matters within the scope of the pending audit that have not yet been completed.

    8. The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the annual audit.

    9. The Committee shall, based on the review and discussions in paragraphs 7 and 8 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 5 above, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

    Quarterly Review

    10. The outside auditor shall review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission and in accordance with Statement on Auditing Standards 71, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair or Acting Chair may represent the entire Committee for purposes of this discussion.

    Internal Controls

    11. The Committee shall discuss with the outside auditor and the senior internal audit manager, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

    12. The Committee shall discuss with the outside auditor and with management any significant management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit.

    Internal Audit

    13. The senior internal audit manager shall furnish to the Committee a copy of each audit report prepared and issued by the internal auditors.

    14. The Committee shall discuss with the senior internal audit manager the activities and organizational structure of the Company's internal audit function, the qualifications of the primary personnel performing such function, and any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager.

    Miscellaneous

    15. The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

    16. The Committee shall review legal and regulatory matters that may have a material impact on the financial statements and related compliance policies and programs.

    17. The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

    18. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

MENTOR GRAPHICS CORPORATION
Annual Meeting, May 10, 2001
PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned's behalf all shares which the undersigned may be entitled to vote at the annual meeting of shareholders of Mentor Graphics Corporation on May 10, 2001 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1.	Election of directors:	FOR all nominees (except as marked to the contrary below) / /	WITHHOLD AUTHORITY to vote for all nominees listed below / /

(Note: To withhold authority to vote for any individual, strike through the nominee's name below.)

Marsha B. Congdon, James R. Fiebiger, Gregory K. Hinckley, David A. Hodges, Kevin C. McDonough, Walden C. Rhines and Fontaine K. Richardson

2. Proposal to amend Company's 1987 Non-Employee Directors' Stock Option Plan.

                   / / FOR                    / / AGAINST                   / / ABSTAIN

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF EACH OF THE ABOVE MEASURES.

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSAL NO. 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Date: , 2001	Shares:

Signature or signatures

Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU WILL DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 10, 2001.

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MENTOR GRAPHICS CORPORATION 8005 S.W. Boeckman Road Wilsonville, Oregon 97070-7777
PROXY STATEMENT
ELECTION OF DIRECTORS (Proposal No. 1)
INFORMATION REGARDING THE BOARD OF DIRECTORS
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION
CERTAIN TRANSACTIONS
REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE
PERFORMANCE GRAPH
Comparison of Five Year Cumulative Total Return Among Mentor Graphics Corporation, S&P 500 Index and Media General Computer Software and Services Group Index(1)
ASSUMES $100 INVESTED ON DEC. 31, 1995 ASSUMES DIVIDEND REINVESTED
APPROVAL OF AMENDMENTS TO 1987 PLAN (Proposal No. 2)
REPORT OF THE BOARD OF DIRECTORS' AUDIT COMMITTEE
INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DISCRETIONARY AUTHORITY
SHAREHOLDER PROPOSALS
MENTOR GRAPHICS CORPORATION 1987 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN*
MENTOR GRAPHICS CORPORATION AUDIT COMMITTEE CHARTER